Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sturm, Ruger & Company, Inc. of our reports dated February 22, 2017, relating to the audits of the consolidated financial statements, and the effectiveness of internal control over financial reporting of Sturm, Ruger & Company, Inc., appearing in the Annual Report on Form 10-K of Sturm, Ruger & Company, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Stamford, Connecticut

May 11, 2017